FORM AMENDED AND RESTATED SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), dated as of [_________] (the “Effective Date”), is made by and between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and permitted assigns under this Agreement, the “Company”) and [___________] (“Executive”) and amends the Amended and Restated Severance Agreement, dated [_________], 2018, by and between the Company and Executive.
WHEREAS, the Company employs Executive as its [______________];
WHEREAS, Executive’s employment with the Company is at-will;
WHEREAS, the Company and Executive previously entered into a Severance Agreement, which was subsequently amended and restated (as amended and restated, the “Original Agreement”);
WHEREAS, the Company and Executive desire to amend the Original Agreement in certain respects and to accordingly enter into this Agreement to amend and replace the Original Agreement in its entirety as set forth herein, effective as of the Effective Date; and
WHEREAS, the Company desires to provide Executive additional protections in the event of certain terminations within the twenty-four (24)-month period following the consummation of a Change in Control (as defined below).
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree as follows:

1.	Definitions.
a.     “Cause” shall mean (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the Executive reports or the Board that are within Executive’s control and consistent with Executive’s status with the Company and his or her duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (B) fraud or material dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of Executive for a felony under the laws of the United States or any state thereof, (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company as determined in good faith by the Board, (F) Executive’s material breach of the Company’s Code of Ethics, Always Honest policy or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board, or (G) Executive’s breach of the Employee Trade Secret,

Confidential Information and Post-Employment Restriction Agreement which breach has an adverse effect on the Company.
b.     “Change in Control” shall mean (A) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (B) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (C) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (B) and (C) above, under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and, for the avoidance of doubt, a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.
c.     “Disability” shall exist if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
d.    “Good Reason” shall mean (A) a material reduction in the Participant’s position or responsibilities, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith; (B) a material reduction in the Participant’s base salary or target bonus opportunity, if any, except in connection with an across-the-board reduction of not more than 10% applicable to similarly situated employees of the Company, or (C) the reassignment, without the Participant’s consent, of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work on the Effective Date; provided that none of the events described in clauses (A), (B) and (C) shall constitute Good Reason hereunder unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate his employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice.

2.        At-Will Employment. Executive’s employment is at-will and may be terminated by either Executive or Company at any time and for any reason.

3.     Termination by the Company without Cause. If at any time on or after the first anniversary of the date Executive first became an employee of the Company Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall be entitled to receive the following payments, each of which shall at all times be made so as to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”):

a.     Salary Severance. A sum equal to Executive’s then current monthly base salary multiplied by twelve, which, subject to Section 6 hereof, shall be payable in equal monthly installments on the last day of each month over the twelve month period following the date of termination of employment and in accordance with the Company’s normal payroll practices in effect as of the date of Executive’s termination of employment; and

b.     Bonus Severance. Provided that the Company actually achieves the performance goals for the applicable performance period necessary for participants in the Company’s Performance Bonus Plan or any successor plan (the “Bonus Plan”) to receive cash bonuses pursuant to the Bonus Plan with respect to such performance period and that such cash bonuses are actually paid, a sum equal to a pro rata portion (based on the period between the beginning of the applicable performance period and the date of termination of Executive’s employment) of Executive’s cash bonus (up to Executive’s cash bonus at target level) under the Bonus Plan payable for the year in which the termination of employment occurs, which, subject to Section 6 hereof, shall be paid in a lump sum payable when such cash bonus under the Bonus Plan is regularly paid to other Bonus Plan participants for such year, and which amount shall in no event exceed a pro rata portion of Executive’s annual target incentive opportunity for such year under the Bonus Plan.

4.        Termination without Cause or for Good Reason following a Change in Control. Notwithstanding anything to the contrary herein, if, within the 24-month period commencing on and immediately following the consummation of a Change in Control, Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive the following payments, each of which shall at all times be made so as to satisfy the requirements of Section 409A of the Code:

a.     Salary Severance. A sum equal to Executive’s then current monthly base salary multiplied by twelve, which, subject to Section 6 hereof, shall be payable in equal monthly installments on the last day of each month over the twelve month period following the date of termination of employment and in accordance with the Company’s normal payroll practices in effect as of the date of Executive’s termination of employment;

b.     Bonus Severance. Provided that the Company actually achieves the performance goals for the applicable performance period necessary for participants in the Bonus Plan to receive cash bonuses pursuant to the Bonus Plan with respect to such performance period and that such cash bonuses are actually paid, a sum equal to a pro rata portion (based on the period between the beginning of the applicable performance period and the date of termination of Executive’s employment) of Executive’s cash bonus (up to Executive’s cash bonus at target level) under the Bonus Plan payable for the year in which the termination of employment occurs, which, subject to Section 6 hereof, shall be paid in a lump sum payable when such cash bonus under the Bonus Plan is regularly paid to other Bonus Plan participants for such year, and which amount shall in no event exceed a pro rata portion of Executive’s annual target incentive opportunity for such year under the Bonus Plan;

c.    Incentive Awards. Each restricted stock unit award and long-term performance-based cash award (including any replacement or continuation awards or awards into which any such awards are converted into upon or otherwise in connection with the Change in Control) held by Executive on the date of termination shall become immediately vested in full on the date of termination (at 100% of the applicable target level, in the case of any award then subject to performance-based vesting criteria if termination occurs on or prior to the last day of the performance period).

     5.     Miscellaneous.

a.    Acknowledgement. Executive acknowledges and agrees that Executive shall not be entitled to any payment or other benefit pursuant to this Agreement in the event Company terminates Executive’s employment for Cause or, other than as provided in Section 4 hereof, in the event Executive resigns his or her employment for any reason or in the event of Executive’s death or Disability. For the avoidance of doubt, in the event Executive’s employment is terminated under the circumstances described in Section 4, Executive shall be entitled to receive the greater of the payments and benefits provided under Section 4 or under Section 3 (but shall not be entitled to receive payments and benefits under both provisions).

b.    Release. Executive acknowledges and agrees that as a condition precedent to receiving any payments pursuant to this Amended and Restated Severance Agreement, Executive shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following Executive’s termination of employment, a waiver and release substantially in the form attached hereto as Exhibit A and the applicable revocation period set forth in such release shall have expired.
c.    No Duplication. Executive acknowledges and agrees that Executive shall not be entitled to receive any separation payments under any other Company severance or similar policies.
d.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof, to the extent Texas laws are not preempted by the Employee Retirement Income Security Act of 1974.
e.     Entire Agreement/Amendments. This Agreement and the other agreements, plans and documents referenced herein contain the entire understanding of the parties with respect to the provision of any severance rights, payments or benefits by Company to Executive. Without limiting the scope of the preceding sentence, this Agreement shall supersede and replace the Original Agreement, and the Original Agreement is hereby null and void and of no further force and effect. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
f.     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
g.     Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
h.     Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to preserve such rights and obligations.
i.     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
j.     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
MoneyGram International, Inc.
2828 N. Harwood, 15th Floor
Dallas, Texas 75201
Attention: Chairman of the Human Resources and Nominating Committee of the Board
If to Executive:
To the most recent address of Executive set forth in the personnel records of the Company.
k.     Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l.     Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
m.    Offset. The Company may set off against, and the Executive authorizes the Company to deduct from, any payments due to the Executive, or to his estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company by the Executive, whether arising under this Agreement or otherwise; provided that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A of the Code unless the offset would not result in a violation of the requirements of Section 409A of the Code.
n.    Limitation on Rights Conferred. Neither the Agreement nor any action taken hereunder will be construed as (i) giving the Executive the right to continue in the employ or service of the Company; (ii) interfering in any way with the right of the Company to terminate the Executive’s employment or service at any time; or (iii) giving the Executive any claim to be treated uniformly with other employees.
o.    Unfunded Obligation. All benefits due to the Executive under this Agreement are unfunded and unsecured and are payable out of the general funds of the Company.
6.     Code Section 409A.
a.     The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
b.     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(b) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
c.     Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) all such expenses or reimbursements shall be made in any event on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
d.     For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
MONEYGRAM INTERNATIONAL, INC.
By: ____________________________

Title: ____________________________

EXECUTIVE
Signature: ________________________

[SIGNATURE PAGE TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT
BETWEEN THE ABOVE-REFERENCED PARTIES]

Exhibit A
RELEASE

This RELEASE (“Release”) is dated as of  __________between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and assigns, the “Company”), and [_____________________] (“Executive”).

WHEREAS, the Company and Executive previously entered into the Amended and Restated Severance Agreement dated [________], 20[__] (the “Severance Agreement”); and

WHEREAS, Executive’s employment with the Company (has been) (will be) terminated effective [_____________]; and

WHEREAS, pursuant to the Severance Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Severance Agreement, to which Executive understands and acknowledges he or she may not otherwise be entitled without executing this Release, the Company and Executive agree as follows:
1.     Executive, on his or her own behalf and on behalf of his or her heirs, estate and beneficiaries, hereby releases and forever discharges the Company, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

a.	All claims arising out of or relating to Executive’s employment with the Company and/or Executive’s separation from that employment.

b.	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

c.
All claims under any state or federal law that provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination, harassment, retaliation or reprisal claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; Civil Rights Act of 1866, 42 U.S.C. § 1981; Civil Rights Act of 1991, 42 U.S.C. § 1981a; Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.; Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq.; the Texas Commission on Human Rights Act, the Texas Labor Code (specifically including Chapters 21, 61 and 451), or any other federal or state statute prohibiting discrimination in employment or granting rights to an individual arising out of an employment relationship.

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

e.
All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

g.	All claims for attorneys’ fees, costs, and interest.
2.     The Company acknowledges and agrees that Executive does not release any claims that the law does not allow to be waived by private agreement.
3.     Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him or her to exist may subsequently be discovered, it is his or her intention to fully settle and release all claims he or she may have against the Company and the persons and entities described above, whether known, unknown or suspected.
4.     Executive agrees to cooperate in good faith with and provide reasonable assistance to the Company, upon its reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company or any other Released Parties. The Company shall reimburse any reasonable expenses incurred by Executive as a consequence of complying with Executive’s obligations under this Section 4, provided that such expenses are approved in advance by the Company.
5.    Executive agrees to refrain from making any statements (or permitting any statements to be reported as being attributed to Executive) that are critical, disparaging or derogatory about, or which injure the reputation of, the Company or any other Released Party. Notwithstanding the foregoing, nothing in this Release is intended to prohibit Executive from providing truthful information as part of a proceeding by any duly authorized governmental agency, arbitration panel, or court, or making any other statements authorized by law.
6.    Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company.
7.     Executive reaffirms his or her agreement to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which Executive acknowledges and agrees is valid and enforceable in all respects, and to which Executive is a party.

8.     Executive acknowledges that he or she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his or her choice and at his or her own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, he or she agrees that it is a knowing and voluntary waiver of his or her right to wait the full twenty-one (21) days. Executive further understands that he or she has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by  [_______________] within the seven (7) day period. Executive further acknowledges that he or she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, he or she does so of his or her own free will and act and that it is his or her intention that he or she be legally bound by its terms. Executive acknowledges that in deciding whether to sign this Release, he or she has not relied upon any statements made by the Company or its agents. Executive further acknowledges that he or she has not relied on any legal, tax or accounting advice from the Company or its agents in deciding whether to sign this Release.

9.     This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

MONEYGRAM INTERNATIONAL, INC.

By:
Name:	______________________________
Title:	______________________________